Exhibit 99.1

Gladstone Land Corporation Reports Results for the Fourth Quarter and Year Ended December 31, 2013

Please note the limited information that follows in this press release is not adequate for making an informed investment judgment.

MCLEAN, Va., Feb. 24, 2014 /PRNewswire/ -- Gladstone Land Corporation (NASDAQ: LAND) (the "Company") today reported financial results for the fourth quarter and year ended December 31, 2013. A description of funds from operations ("FFO"), a relative non-GAAP (generally accepted accounting principles in the United States) financial measure, is located at the end of this press release. All per-share references are to fully-diluted, weighted average shares of common stock unless otherwise noted. Please read the Company's Annual Report on Form 10-K, filed today with the U.S. Securities and Exchange Commission (the "SEC"), which can be retrieved from the SEC's website at www.sec.gov or from the Company's website at www.GladstoneLand.com.

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Summary Information:

	For and As of the Quarters Ended
	December 31, 2013	September 30, 2013	Change ($ / #)	Change (%)

Operating Data:
Total operating revenue	$ 1,177,703	$ 996,096	$ 181,607	18.2%
Total operating expenses	(883,767)	(647,480)	(236,287)	-36.5%
Other expenses	(272,954)	(258,450)	(14,504)	-5.6%
Net income before income taxes	20,982	90,166	(69,184)	-76.7%
Income tax provision	(1,328,297)	(85,406)	(1,242,891)	-1455.3%
Net (loss) income available to common stockholders	$ (1,307,315)	$ 4,760	$ (1,312,075)	-27564.6%
Real estate and intangible depreciation and amortization	213,345	171,751	41,594	24.2%
Income tax provision	1,328,297	85,406	1,242,891	1455.3%
Pre-tax funds from operations available to common stockholders	$ 234,327	$ 261,917	$ (27,590)	-10.5%

Share and Per Share Data:
Weighted average common shares outstanding - basic and diluted	6,530,264	6,530,264	0	0.0%
Net (loss) income per weighted average common share - basic and diluted	$ (0.20)	$ 0.00	$ (0.20)	-27564.6%
Pre-tax FFO per weighted average common share - basic and diluted	0.04	0.04	(0.00)	-8.0%
Cash dividends declared per common share	0.69	0.36	0.33	91.9%

Balance Sheet Data:
Real estate and intangibles, net	$ 75,622,247	$ 42,069,990	$ 33,552,257	79.8%
Total assets	93,673,464	85,701,381	7,972,083	9.3%
Mortgage note payable and borrowings under line of credit	43,154,165	29,589,165	13,565,000	45.8%
Total stockholders' equity	48,511,992	54,325,189	(5,813,197)	-10.7%
Total common shares outstanding	6,530,264	6,530,264	0	0.0%

Other Data:
Farms owned	21	14	7	50.0%
Acres owned	5,991	1,959	4,032	205.8%
Occupancy Rate	100.0%	100.0%	0.0%	0.0%

	For and As of the Years Ended
	December 31, 2013	December 31, 2012	Change ($ / #)	Change (%)

Operating Data:
Total operating revenue	$ 4,038,138	$ 3,390,594	$ 647,544	19.1%
Total operating expenses	(2,680,685)	(1,488,979)	(1,191,706)	-80.0%
Other expenses	(1,062,406)	(1,000,923)	(61,483)	-6.1%
Net income before income taxes	295,047	900,692	(605,645)	-67.2%
Income tax provision	(1,519,730)	(300,319)	(1,219,411)	-406.0%
Net (loss) income available to common stockholders	$ (1,224,683)	$ 600,373	$ (1,825,056)	-304.0%
Real estate and intangible depreciation and amortization	722,455	474,480	247,975	52.3%
Income tax provision	1,519,730	300,319	1,219,411	406.0%
Pre-tax funds from operations available to common stockholders	$ 1,017,502	$ 1,375,172	$ (357,670)	-26.0%

Share and Per Share Data:
Weighted average common shares outstanding - basic and diluted	6,214,557	2,750,000	3,464,557	126.0%
Net (loss) income per weighted average common share - basic and diluted	$ (0.20)	$ 0.22	$ (0.42)	-190.3%
Pre-tax FFO per weighted average common share - basic and diluted	0.16	0.50	(0.34)	-67.1%
Cash dividends declared per common share	1.49	-	1.49	NM

Balance Sheet Data:
Real estate and intangibles, net	$ 75,622,247	$ 37,351,944	$ 38,270,303	102.5%
Total assets	93,673,464	40,985,848	52,687,616	128.6%
Mortgage note payable and borrowings under line of credit	43,154,165	30,817,880	12,336,285	40.0%
Total stockholders' equity	48,511,992	8,136,726	40,375,266	496.2%
Total common shares outstanding	6,530,264	2,750,000	3,780,264	137.5%

Other Data:
Farms owned	21	12	9	75.0%
Acres owned	5,991	1,631	4,360	267.3%
Occupancy Rate	100.0%	100.0%	0.0%	0.0%

Highlights of 2013:

  Priced and Closed Initial Public Offering: Issued 3,780,264 shares of common stock in connection with the Company's initial public offering, resulting in gross proceeds of $56.7 million and net proceeds of $51.3 million;
  Acquired Properties: Acquired nine fully-leased farms, comprised of an aggregate of 4,360 acres of farmland for approximately $37.3 million at a weighted-average cap rate of 5.5%;
  Extended Leases:  Extended two leases that were set to expire during 2013 with the existing tenants.  The first lease was extended for 1 year, while the second lease was extended for an additional 6.5 years.  Extended one additional lease that was set to expire in 2017 for an additional year;
  Issued Mortgage Debt:  Borrowed the remaining balance available under the revolving mortgage loan of $13.6 million;
  Hired a Managing Director:  Hired a new Managing Director in California to be the Company's manager in the western United States; and
  Declared Distributions:  Declared and paid monthly cash distributions for the year of $1.49 per share of common stock.  Of the distributions made in 2013, 98.5% was related to the Company's accumulated earnings and profits from prior periods that were required to be distributed prior to electing REIT status for federal tax purposes.

Fourth Quarter 2013 Results: Pre-tax FFO decreased for the three months ended December 31, 2013, as compared to the three months ended September 30, 2013. While the Company saw an increase in operating revenues resulting from its fourth quarter acquisitions, operating expenses also increased, primarily due to additional auditing and accounting fees incurred related to its fourth quarter acquisitions, as well as an increase in the management fee. The management fee increased due to the decrease in the amount of un-invested IPO proceeds that are deducted from stockholders' equity, as per the formula used for calculating the management fee to the Company's Adviser during the Company's first year of operations, as the Company invested a large portion of the proceeds into new properties during the quarter.

2013 Results: Pre-tax FFO decreased for the year ended December 31, 2013 as compared to the year ended December 31, 2012. While the Company saw an increase in operating revenues resulting from its 2013 acquisitions, most of these farms were not acquired until the end of the year, and this was offset by an increase in its operating expenses incurred during the year related to becoming a public company, particularly directors' fees and increased insurance premiums, as well as an increase in interest expense, due to additional borrowings under its mortgage loan.

Net loss available to common stockholders for the three months and year ended December 31, 2013, was approximately $1.3 million and $1.2 million, respectively, or ($0.20) per share for both periods, compared to net income available to common stockholders for the three months ended September 30, 2013 and the year ended December 31, 2012, of $4,760 and $0.6 million, or $0.00 and $0.22 per share, respectively. This decrease was primarily due to the impact of recognizing $2.1 million of income taxes on a deferred intercompany gain related to land transfers in prior years that will be triggered and become due upon the Company's conversion to a REIT. A reconciliation of Pre-tax FFO to net income for both the three months ended December 31 and September 30, 2013, which the Company believes is the most directly-comparable GAAP measure to Pre-tax FFO, and a computation of basic and diluted Pre-tax FFO and basic and diluted net income per weighted-average share of common stock is set forth in the Summary Information table above.

Comments from the Company's Chief Executive Officer, David Gladstone: "Our first year as a public company was a good one, but the expenses associated with our first year as a public company impacted our earnings. However, we are now in a position to grow. The fourth quarter ended December 31 showed an increase in revenues from our farm acquisitions. To become a REIT, we were required to pay out in 2013 all the earnings and profits accumulated from prior years. We paid out total distributions in 2013 of $1.49 per share, of which $1.47 related to prior years' earnings and profits. We believe that investing in farmland is more of an asset appreciation investment than an income investment. We expect farmland values to increase in value faster than inflation. To help investors track the farmland values on a per-share basis, we have calculated and reported a net asset value per share in our annual report on Form 10-K. After distributing the $1.47 per share from accumulated earnings and profits in previous years, we reported our net asset value per common share at $13.51 as of December 31, 2013. We think this is the 'low water mark,' and the future will bring an increase in net asset value per share. We are looking forward to an active 2014, a year we believe will begin a new era for investing in farmland."

Subsequent to the end of the year:

  Declared Distributions:  Declared monthly cash distributions of $0.03 per share on the common stock, for each of January, February and March 2014.

Conference Call for Stockholders: The Company will hold a conference call on Tuesday, February 25, 2014 at 8:30 a.m. EST to discuss its earnings results. Please call (800) 860-2442 to enter the conference. An operator will monitor the call and set a queue for any questions. A conference call replay will be available beginning one hour after the call and will be accessible through March 25, 2014. To hear the replay, please dial (877) 344-7529 and use conference number 10029531. The live audio broadcast of the Company's quarterly conference call will also be available online at the Company's website, www.GladstoneLand.com. The event will also be archived and available for replay on the Company's website through April 25, 2014.

About Gladstone Land: Gladstone Land is seeking to be a real estate investment trust that pays monthly dividends to its stockholders. Gladstone Land invests in farmland located in major agricultural markets in the United States that it leases to corporate and independent farmers. The Company currently owns 21 farms, predominantly concentrated in locations where its tenants are able to grow row crops, such as berries and vegetables, which are planted and harvested annually or more frequently, as well as more permanent crops, such as blueberries. The Company also may acquire property related to farming, such as storage facilities utilized for cooling crops, processing plants, packaging facilities and distribution centers. Additional information can be found at www.GladstoneLand.com.

Investor Relations: For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.Gladstone.com and www.GladstoneCompanies.com.

Non-GAAP Financial Measure – FFO: The National Association of Real Estate Investment Trusts ("NAREIT") developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company defines pre-tax funds from operations ("Pre-tax FFO") as FFO plus the provision for income taxes. The Company expects to operate as a REIT beginning with its taxable year ended December 31, 2013. As a REIT, the Company generally will not be subject to federal income taxes on amounts distributed to its stockholders, provided it meets certain conditions. As such, the Company believes it is beneficial for investors to view its results of operations excluding the impact of income taxes.

FFO and Pre-tax FFO do not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions. The Company presents basic and diluted Pre-tax FFO per share as calculations of Pre-tax FFO available to common stockholder divided by the weighted average common shares outstanding. The Company believes that Pre-tax FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its Pre-tax FFO or FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs. To learn more about FFO and Pre-tax FFO, please refer to the Company's Form 10-K for the year ended December 31, 2013, as filed with the SEC today.

Certain statements in this press release, including the Company's ability to maintain or grow its portfolio and FFO, benefit from increases in farmland values, and the increase in net asset value per share are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company's current plans that are believed to be reasonable as of the date of this press release. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company's ability to procure financing for investments; the duration of, or further downturns in, the current economic environment; the performance of its tenants; the impact of competition on its efforts to renew existing leases or re-lease real property; and significant changes in interest rates. Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk Factors" of its Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC on February 24, 2014. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT: Gladstone Land Corporation, +1-703-287-5893